Exhibit 99.1

Stuart Peltz, Ph.D., Rare Disease Pioneer, to Retire

as Chief Executive Officer of PTC Therapeutics

- Chief Operating Officer Matthew Klein, M.D., M.S., F.A.C.S. to become

Chief Executive Officer and join the Board of Directors –

- Conference call to be held today, Fri., March 24th at 8:30 am ET -

SOUTH PLAINFIELD, N.J., March 24, 2023 / PTC Therapeutics, Inc. (NASDAQ: PTCT). Stuart Peltz, Ph.D., founding Chief Executive Officer (CEO) of PTC Therapeutics announced today that he is stepping down after 25 years. Dr. Peltz has led PTC Therapeutics as its CEO since its founding in 1998 and pioneered the field of RNA-directed drug development. Under his leadership, PTC has grown from a research organization with expertise in the control of RNA processes to a publicly traded, integrated, global biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies for the treatment of neurological and neuromuscular disorders, metabolic disorders, and cancer.

“I have been involved with PTC almost since its inception. What Stuart and the team have achieved in 25 years is extraordinary,” said Michael Schmertzler, Chairman of the Board of Directors. “The Board and I are confident in the team Stuart has built and their ability to continue to deliver transformative treatments to those living with rare diseases. We wish Stuart all the best in his future endeavors and look forward to his continuing contributions to the company.”

Matthew Klein, M.D., M.S., F.A.C.S., current Chief Operating Officer, has been named the company’s CEO and will join the Board of Directors. The transition is effective immediately. Dr. Peltz will serve as a Senior Consultant to the Company and join its Scientific Advisory Board following his retirement.

Prior to joining PTC in 2019, Dr. Klein was CEO and Chief Medical Officer at BioElectron Technology Corporation, a biotechnology company focused on the development of redox-active small molecules for mitochondrial disease and related disorders of oxidative stress. PTC acquired BioElectron’s assets in 2019.

As CEO and CMO of BioElectron, Dr. Klein led the restructuring of the company with successful implementation of new strategic and operational plans and led the development of two novel small molecules targeting CNS diseases from discovery to early and late clinical development stages. In addition, he oversaw the formation of an oncology platform that yielded several novel preclinical compounds with novel approaches to targeting cancer.

Dr. Klein joined PTC as Global Head of Gene & Mitochondrial Therapies and then assumed the role of Chief Development Officer prior to promotion to COO in January 2022. At PTC, he has overseen the Company’s broad development pipeline now with five ongoing registration-directed clinical trials and headed the efforts in achieving EMA approval for Upstaza, the first ever gene therapy directly administered to the brain.

Dr. Klein holds a Bachelor of Arts in history, and graduated summa cum laude and phi beta kappa from the University of Pennsylvania. He received his Doctor of Medicine degree with honors from Yale University. In addition, Dr. Klein holds a Masters of Epidemiology degree from the University of Washington. Prior to leading BioElectron, he was the Auth-Washington Research Foundation Endowed Chair for Restorative Burn Surgery at the University of Washington. He has authored or co-authored over 100 peer-reviewed scientific publications and has served on the Research Advisory Board of the Shriners Hospitals for Children for over 15 years.

“The PTC team and patients and families around the world have benefited tremendously from Stu’s scientific expertise and leadership. I am grateful to the Board for its confidence in appointing me as his successor,” said Dr. Klein. “I am extremely proud to have the opportunity to lead PTC’s experienced and dedicated team into its next quarter century as we advance our pioneering science to develop valuable and transformative therapies for children and adults with unmet medical needs. We will enrich PTC’s unwavering commitments to patients and to prudent enterprise growth based on our robust product portfolio, global commercial infrastructure, and unique scientific and drug development strengths.”

Today's Conference Call and Webcast information:

To access the call by phone, please click here to register and you will be provided with dial-in details. To avoid delays, we recommend participants dial in to the conference call 15 minutes prior to the start of the call. The webcast conference call can be accessed on the Investor section of the PTC website at https://ir.ptcbio.com/events-presentations. A replay of the call will be available approximately two hours after completion of the call and will be archived on the company's website for 30 days following the call.

About PTC Therapeutics, Inc.

PTC is a science-driven, global biopharmaceutical company focused on the discovery, development and commercialization of clinically differentiated medicines that provide benefits to patients with rare disorders. PTC's ability to globally commercialize products is the foundation that drives investment in a robust and diversified pipeline of transformative medicines and our mission to provide access to best-in-class treatments for patients who have an unmet medical need. The company's strategy is to leverage its strong scientific expertise and global commercial infrastructure to maximize value for its patients and other stakeholders. To learn more about PTC, please visit us at www.ptcbio.com and follow us on Facebook, on Twitter at @PTCBio, and on LinkedIn.

For More Information:

Investors:
Kylie O'Keefe
+1 (908) 300-0691
kokeefe@ptcbio.com

Media:
Jeanine Clemente
+1 (908) 912-9406
jclemente@ptcbio.com

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. All statements contained in this release, other than statements of historic fact, are forward-looking statements, including statements regarding PTC's strategy, future operations, future financial position, future revenues, projected costs; and the objectives of management. Other forward-looking statements may be identified by the words "guidance," "plan," "anticipate," "believe," "estimate," "expect," "intend," "may," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions.

PTC's actual results, performance or achievements could differ materially from those expressed or implied by forward-looking statements it makes as a result of a variety of risks and uncertainties, including the factors discussed in the "Risk Factors" section of PTC's most recent Annual Report on Form 10-K as well as any updates to these risk factors filed from time to time in PTC's other filings with the SEC. You are urged to carefully consider all such factors.

The forward-looking statements contained herein represent PTC's views only as of the date of this press release and PTC does not undertake or plan to update or revise any such forward-looking statements to reflect actual results or changes in plans, prospects, assumptions, estimates or projections, or other circumstances occurring after the date of this press release except as required by law.